Exhibit 10.32

PHILLIPS 66
Terms & Conditions
For
[•] Restricted Stock Program

Grant Date:	[•]
Grant Price US/UK:	[•]
Grant Price Global:	[•]
Vesting Schedule:	Third Anniversary of Grant Date

This document applies to Awards made under the Restricted Stock Program (“Program”) provided under the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66 (“Plan”) or any successor to the Plan. The Program is designed to benefit the Company's shareholders by encouraging high levels of performance and alignment by Eligible Employees whose performance is a key element in achieving the Company's corporate strategies. Phillips 66 reserves the right to discontinue or change this Program at any time.

This document defines the general conditions, eligibility, and determination of Awards. It also addresses what happens in the event of employment termination, and how Awards are distributed and taxed.

All Award amounts and the terms and conditions of any Awards are within the discretion of the Committee.

•
Nothing in this Program should be construed to limit the discretion of the Committee in determining the amount and terms and conditions of an Award, including the discretion to forego an Award for any Employee. The Authorized Party retains all discretion.

•	All Awards shall comply with the required terms and conditions.

•	No Award shall exceed any limit set forth in the Plan.

•
If the Authorized Party, in its sole discretion, determines an Award has the possibility of violating any law, regulation, or decree pertaining to the Company or the Participating Employee, the Authorized Party may freeze or suspend the Participating Employee’s Award until the time as having the Award would no longer, in the sole discretion of the Authorized Party, have the possibility of violating any laws, regulation, or decree.

•	This procedure will continue in effect until amended, rescinded, or terminated.

Capitalized terms shall have the meaning designated in this Program. Capitalized terms not defined in this Program shall have the meaning set forth in the Plan.

•
Authorized Party means the person who is authorized to approve an Award, exercise discretion, or take action under the Program pursuant to the Plan. With regard to the CEO and Senior Officers, the Committee is the Authorized Party. With regard to other Employees, the CEO is the Authorized Party, although the Committee may act concurrently as the Authorized Party.

•
Award means cash, stock option, performance share unit, restricted stock unit or any other form of equity or cash pursuant to the Program’s applicable terms, conditions and limitations as the Authorized Party may provide in order to fulfill the objectives of the Program.

•
Award Agreement means any written or electronic agreement setting forth, or incorporating by reference, the terms, conditions, and limitations applicable to an Award to a Participating Employee. An Award Agreement may be unilaterally issued by the Company and need not be executed or countersigned by the Participating Employee.

•	Award Value means the following:

◦	For Participating Employees that are on the US/UK Payroll and are resident in the US/UK on the Grant Date, Award Value means the Fair Market Value of one Share.

◦
For Participating Employees that are either not on the US/UK Payroll or are not resident in the US/UK on the Grant Date, Award Value most generally means the Fair Market Value of one Share reduced by an amount equal to twelve times the amount of the most recently approved ordinary cash dividend. This is to offset that these employees are not eligible for the 12 Dividend Equivalent payments that generally occur during the most common three-year vesting schedule. However, should reduced dividend payments be anticipated or an alternate vesting schedule used, the Authorized Party may request a different Award Value.

•	Board means the Board of Directors of Phillips 66.

•
CEO means the Chief Executive Officer of Phillips 66. Where applicable, CEO also refers to the person holding that title but acting as a Special Equity Award Committee pursuant to the authority granted by the Board.

•	Committee means the Human Resources and Compensation Committee of the Board of Directors of the Company, or any successor committee to it.

•	Company means Phillips 66, a Delaware Corporation.

•
Disability means a disability for which the Employee in question has been determined to be entitled to either, (i) benefits under the applicable long-term disability plan of the Participating Company or (ii) disability benefits under the Social Security Act. In the absence of any determination, the Authorized Party may make a determination that the Employee has a Disability.

•
Dividend Equivalents means, with respect to Restricted Stock Units, an amount equal to ordinary dividends that are payable to stockholders of record during the Restriction Period on a like number of Shares.

•	Eligible Employee shall include Employees that meet the participation requirements for this Program. Being an Eligible Employee does not guarantee an Award.

•	Employee shall include employees of Phillips 66 and its subsidiaries, as designated in the records of the Company and its subsidiaries.

•
Exchange Rate means the applicable currency Exchange Rate as published in the Wall Street Journal for the relevant date; or, if the appropriate country is not listed on that date, the applicable currency Exchange Rate as published on the last date prior to the relevant date.

•
Fair Market Value means, as of a particular date, the mean between the highest and lowest sales price per share on the consolidated transaction reporting system for the principal national securities exchange on which shares are listed on that date rounded to 5 decimals, or, if there is no sale reported on that date, on the preceding date on which a sale is reported or, at the discretion of the Committee, the price prevailing on the exchange at a designated time.

•	Grant Date means the date the Award is granted.

•
Layoff means an applicable Termination due to layoff under the Phillips 66 Severance Pay Plan, Phillips 66 Executive Severance Plan, or the Phillips 66 Key Employee Change in Control Severance Plan, or layoff or redundancy under any similar layoff or redundancy plan which the Participating Company may adopt from time to time. If all or any portion of the benefits under the redundancy or layoff plan are contingent on the Employee’s signing a Release of Liability or covenant not to compete or both, the Termination shall not be considered as a “Layoff” for purposes of the Program unless the Employee executes and does not revoke a Release of Liability, a covenant not to compete, or both, acceptable to the Company, under the terms of the layoff or redundancy plan. To be considered a “Layoff” under this Program, a Termination must also be considered a Separation from Service.

•
Participating Company includes Phillips 66 and its 100% owned subsidiaries, including both those directly owned and those owned through subsidiaries, whose participation has been approved by the Authorized Party.

•	Participating Employee shall include Eligible Employee receiving an Award under this Program. Being a Participating Employee does not guarantee a distribution.

•	Plan Administrator means the Phillips 66 Employee internally responsible for the administration of Programs.

•
Release of Liability is a form provided to an Employee upon Layoff. Unless the Participating Employee executes and does not revoke the Release of Liability, the Participating Employee forfeits all Awards.

•
Restricted Stock Unit means a unit equal to one Share that is subject to forfeiture provisions or that has certain restrictions attached to the ownership thereof. Restricted Stock Units do not have any voting rights or other rights generally associated with Shares, and are merely an obligation of the Company to register stock in accordance with the terms and conditions applicable to the Restricted Stock Units.

•
Retirement means Termination at age 55 or older with a minimum of 5 years of service with a Participating Company; provided, however, that with regard to an Employee not on the United States payroll, the Authorized Party may approve the use of a different definition. Service is defined by the policies of the Participating Company.

•	RSU Target Percentage means the percentage as approved in Appendix B.

•
Salary is expressed as an annual amount in USD, prior to any voluntary salary reduction. In cases where a Participating Employee’s Salary has been increased due to a local market factor (as the term is used in the Company’s compensation practice; for example, the London Allowance) the Salary shall be reduced by the effect of this factor. For Participating Employees paid in a currency other than U.S. Dollars, Salary will be expressed in USD using the applicable Exchange Rate as of the first of the month immediately preceding the Grant Date of the Award.

◦
Salary for Awards made in any month other than February is determined as of the first of the month coincident with or immediately following Grant Date, or as otherwise determined by the Authorized Party.

◦	Salary for Awards made in February is determined as of the last day of the preceding calendar year, if the Employee was employed in the preceding calendar year.

◦	Salary for Awards made in February is determined as of the first of the month immediately preceding Grant Date, if the Employee was not employed in the preceding calendar year.

•	Salary Grade means a classification level for Employees under the practices of the Participating Company.

◦
Salary Grade for Awards made in any month other than February is determined as of the first of the month coincident with or immediately following Grant Date, or as otherwise determined by the Authorized Party.

◦	Salary Grade for Awards made in February is determined as of the last day of the preceding calendar year, if the Employee was employed in the preceding calendar year.

◦	Salary Grade for Awards made in February is determined as of the first of the month immediately preceding Grant Date, if the Employee was not employed in the preceding calendar year.

•
Senior Officer means all officers of the Company who report directly to the CEO, and all other officers of the Company who are a Senior Vice President and above, or who are reporting officers under Section 16 of the Securities Exchange Act of 1934.

•	Separation from Service means “separation from service” as that term is used in section 409A of the Internal Revenue Code.

•	Shares means shares of PSX common stock.

•
Termination means cessation of employment with the Participating Companies, determined in accordance with the policies and practices of the Participating Company for whom the Employee was last performing services.

•	Termination Date is defined as the first date an Employee is no longer employed by and performing services for a Participating Company.

I. GENERAL CONDITIONS

1.
The Committee, or to the extent authorized by the Committee, the CEO, or another designated individual or committee, shall have the right to terminate, suspend, withdraw, amend, or modify the Program in whole or in part at any time. The CEO shall review this document and may amend it as necessary.

2.
Awards are subject to forfeiture or recoupment, in whole or in part, under applicable law, including the Sarbanes-Oxley Act and the Dodd-Frank Act. Awards are also subject to forfeiture or recoupment in the event a Participating Employee’s negligence or misconduct results in materially misstated financial or other data, as determined by the Human Resources & Compensation Committee and the Audit & Finance Committee of the Board. If the Authorized Party determines that, subsequent to the receipt of any Award, the Participating Employee has engaged or is engaging in any activity which, in the sole judgment of the Authorized Party, is or may be detrimental to the Participating Company, the Authorized Party may cancel all or part of any or all Awards to that Participating Employee.

3.
Upon any change in the outstanding stock of the Company by reason of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other similar changes, the Committee shall make corresponding adjustments, as appropriate.

4.
In addition to the terms and conditions described, Awards are subject to all other applicable provisions of the Plan. The decisions of the Committee with respect to questions arising as to the interpretation of the Plan or the Award Agreement and as to findings of fact shall be final, conclusive, and binding.

5.	No provision of this document shall confer any right upon the Employee to continue employment with any Participating Company.

6.
All Restricted Stock Unit award information is confidential and should not be disclosed for any reason, other than as required for appropriate financial reporting purposes. The Company requests that you keep your wages, benefits, bonuses and any other form of compensation confidential, and avoid providing or otherwise broadcasting this information with other Company employees, or with any third-party that does not have a bona fide need to know. Any unauthorized disclosure of confidential information by employees may impede our ability to effectively compete for talent, may create unnecessary conflict and disputes, and could lead to cancellation of this award and/or disciplinary action up to and including termination of employment.

7.	The Award Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

8.
Without the consent of the Employee, the Award Agreement may be amended or supplemented (i) to cure any ambiguity or to correct or supplement any provision which may be defective or inconsistent with any other provision, or (ii) to add to the covenants and agreements of the Company for the benefit of an Employee or to add to the rights of an Employee or to surrender any right or power reserved to or conferred upon the Company in the Award Agreement, provided, in each case, that such changes or corrections shall not adversely affect the rights of the Employee with respect to the grant of an Award evidenced without the Employee’s consent, or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities or tax laws.

III. DETERMINATION OF AWARD
The Award shall be held in escrow by the Company until the lapsing of restrictions placed upon the Restricted Stock Units. Generally, restrictions shall lapse on the third anniversary of the Grant Date. However, the Authorized Party may designate another term. Participating Employees shall not have the right to sell, transfer, assign, or otherwise dispose of Restricted Stock Units until the escrow is terminated.

IV. EFFECT OF TERMINATION OF EMPLOYMENT
The following is meant to clarify Award treatment in the event of various Terminations for Participating Employees with Awards. In all instances below except Layoff, Fair Market Value is calculated as of Termination Date.

1.
Death. If a Participating Employee dies while in the employ of a Participating Company, the Participating Employee’s rights to any Award will pass to the beneficiary on file with the third-party administrator, or in the absence of a designated beneficiary, to the executor or administrator of the estate of the Participating Employee. However, the Award will be subject to the terms and conditions that applied to the Participating Employee before their death. Rights cannot be assigned or transferred other than by will or the laws of descent and distribution. No transfer of an Award by the Participating Employee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and any other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Award. If a beneficiary designation conflicts with an assignment by will or under the laws of descent and distribution, the beneficiary designation will prevail.

2.
Disability. If a Participating Employee terminates employment by reason of Disability and has Awards with restrictions, the Participating Employee shall retain all rights provided by the Award at the time of Termination.

3.	Layoff. The following details how Awards with restrictions are handled when a Participating Employee Terminates by reason of Layoff:

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If the Participating Employee’s employment with a Participating Company is terminated by reason of Layoff prior to a date six months from Grant Date, the Award shall be canceled and all rights thereunder shall cease.

•
If the Participating Employee’s employment with a Participating Company is terminated by reason of Layoff on or after six months from Grant Date, prior to a date one year from the Grant Date, and the Participating Employee completes the required Release of Liability, then the Participating Employee shall retain a prorated portion of the Award. The percent of the Award to be retained will be computed by multiplying the original number of Shares granted by a percentage as outlined in Attachment A. The calculation shall be rounded down to the nearest whole share. If a Participating Employee is terminated by reason of Layoff, but meets the definition of Retirement, Retirement disposition prevails.

•
If the Participating Employee’s employment with a Participating Company is terminated by reason of Layoff on or after one year from Grant Date and the Participating Employee completes the required Release of Liability, then the Participating Employee shall retain all rights provided by the Award at the time of the Termination.

•	In the case of Layoff, if a Participating Employee is eligible to retain an Award, the Fair Market Value will be determined as of:

◦	For US employees, the eighth day following the signed date of the Release of Liability.

◦	For UK, Canada, Singapore, and Austria employees, Termination Date.

4.	Retirement. The following details how Awards with restrictions are handled when a Participating Employee Terminates by reason of Retirement:

•
If the Participating Employee’s employment with a Participating Company is terminated by reason of Retirement prior to a date six months from Grant Date, the Award shall be canceled and all rights thereunder shall cease.

•
If the Participating Employee’s employment with a Participating Company is terminated by reason of Retirement on or after a date six months from Grant Date, the Participating Employee shall retain all rights provided by the Award at the time of the Termination.

5.
If the Participating Employee Terminates for any reason other than death, Disability, Layoff, or Retirement, the Award shall be canceled and all rights thereunder shall cease; however, the Authorized Party may, in its sole discretion, determine that all or any portion of the Award shall not be cancelled due to Termination.

6.
Leaves. Whether any leave of absence shall constitute Termination for the purposes of any Award granted under these Programs shall be determined by the Plan Administrator in each case in accordance with applicable law and by application of the policies and procedures adopted by the Company in relation to such leave of absence.

7.
Divestiture, Outsourcing or Move to Joint Venture. If, after the date the Award is granted, a Participating Employee ceases to be employed by a Participating Company as a result of (a) the outsourcing of a function, (b) the sale or transfer of all or a portion of the equity interest of the Participating Company (removing it from the controlled group of companies of which the Company is a part), (c) the sale of all or substantially all of the assets of the Participating Company to another employer outside of the controlled group of corporations (whether the Participating Employee is offered employment or accepts employment with the other employer), (d) the Termination of the Participating Employee by a Participating Company followed by employment within a reasonable time with a company or other entity in which the Company owns, directly or indirectly, at least a 50% interest, or (e) any other sale of assets determined by the Authorized Party to be considered a divestiture under this Program, the Award shall be forfeited unless (i) the Authorized Party may, in its or his sole discretion, determine that all or a portion of any Award shall not be canceled or (ii) the Award is retained as a result of another provision of this Program.

8.	Transfer. Transfer of employment between Participating Companies shall not constitute Termination for the purpose of any Award granted under the Program.

9.	Change in Control. If a Change in Control occurs and the Participating Employee is Terminated, all restrictions applicable to any Award shall lapse and the Shares will become immediately vested.

V. DISTRIBUTIONS

1.	Restricted Stock Units shall lapse on the third anniversary date of grant.

2.
Restricted Stock Units granted to Participating Employees who are on the US/UK Payroll and are resident in the US/UK on the Grant Date shall be paid a Dividend Equivalent at the same times as an ordinary cash dividend is determined by the Company to be paid, generally quarterly. Current tax law dictates these payments are taxable as compensation (ordinary income) in the year they are distributed. This payment will be paid through the standard payroll process and cannot be reinvested.

3.
Restricted Stock Units granted to Participating Employees who are either not on the US/UK Payroll or are not resident in the US/UK on the Grant Date, shall not accrue a Dividend Equivalent. The value of their Award is increased to reflect no payment of a Dividend Equivalent.

4.
Upon the lapsing of restrictions, the number of Shares registered to the Participating Employee will be equal to the Restricted Stock Units for which the restrictions have lapsed. Shares shall be registered no later than 2 ½ months after the end of the calendar year in which the restrictions lapse.

5.
If the Plan Administrator determines that registering the Shares is prohibited by law, regulation, or decree, or where the cost of legal compliance to issue the Shares would be unreasonably expensive, the Fair Market Value of the Shares shall be paid in cash instead of registering Shares. Cash payouts are only permitted where legal restrictions exist. Cash payout shall be made no later than 2 ½ months after the end of the calendar year in which the restrictions lapse. Awards made to grantees in the People’s Republic of China will only be settled in cash onshore in Chinese currency.

6.
No Award or distribution that is considered income pursuant to Section 409A of the Internal Revenue Code, shall be settled or paid prior to six months after the Employee’s Termination from the Company and its subsidiaries (or, if earlier, the date of death).

7.	If applicable, court ordered garnishments or tax levies will be withheld.

8.	The Participating Employee’s distribution, and any required taxation, will be communicated to the Participating Employee at time of the distribution.

9.	The Fair Market Value used upon lapsing of restrictions is generally the Fair Market Value for the date on which the restrictions lapse.

VI. TAXATION OF DISTRIBUTIONS

1.
Distribution of a Participating Employee’s Award will reflect required tax withholding or expatriate hypothetical tax obligation. The Participating Employee is responsible for required withholding taxes associated with a distribution.

1.
If six months following Grant Date a Participating Employee is determined to be eligible for Retirement, the Award is considered vested for FICA purposes because there is no longer a substantial risk of forfeiture. At this time, FICA tax and income tax related to the FICA withholding, will be paid by withholding Shares from the Award. Later, on the third anniversary of Grant Date, the remaining Award will lapse. At this time, the company will withhold Shares to cover the federal tax (and state and local tax, where applicable).

2.
The Company will generally withhold Shares for taxes to meet tax obligations. The value of the Shares withheld for this purpose shall not exceed the minimum withholding amount required by applicable laws and regulations.

3.
If the Participating Employee spent time as an expatriate outside of their home country the Participating Employee will be tax equalized, with the intent that the Participating Employee receives no adverse tax consequences for their expatriate service, which could be different depending upon each country. The Participating Employee’s distribution will reflect any expatriate hypothetical tax obligation.

4.
The Company may take appropriate measures to ensure that corrective actions related to withholding tax obligations are completed in a timely manner. The Plan Administrator will take steps, as it deems necessary or desirable for the withholding of any taxes that are required by laws or regulations of any governmental authority in connection with any distribution.

5.	The Authorized Party may remove Award restrictions to provide Shares to satisfy withholding tax obligation.